*** Exercise Your Right to Vote

***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on March 14, 2013.

FIFTH STREET FINANCE CORP.

Meeting Information
Meeting Type:	Annual
For holders as of:	January 18, 2013
Date: March 14, 2013	Time: 10:00 AM ET
Location: Fifth Street Finance Corp.
10 Bank Street, 12th Floor
White Plains, NY 10606

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

——	Before You Vote	——

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT        ANNUAL REPORT WITH FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                                 1) BY INTERNET:         www.proxyvote.com

                                 2) BY TELEPHONE:     1-800-579-1639

                                 3) BY E-MAIL*:             sendmaterial@proxyvote.com

*    If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before February 28, 2013 to facilitate timely delivery.

——	How To Vote	——

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting Items
The Board of Directors recommends you vote FOR the following proposals:
1. To elect three directors of the Company to hold office until the Company’s 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Nominees:

1a. Richard P. Dutkiewicz 1b. Frank C. Meyer 1c. Douglas F. Ray

2. To ratify the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the Company for the fiscal year ending September 30, 2013.

3. To approve an amendment to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of common stock.

4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements.

Voting Instructions